Exhibit (J)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 33-20673) of MTB Group of Funds and to the incorporation by reference of our report dated February 25, 2008 on MTB Managed Allocation Fund—Conservative Growth II, MTB Managed Allocation Fund—Moderate Growth II, MTB Managed Allocation Fund—Aggressive Growth II, MTB Large Cap Value Fund II and MTB Large Cap Growth Fund II (five of the portfolios constituting MTB Group of Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007.

ERNST & YOUNG, LLP

Boston, Massachusetts

April 17, 2008